Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-259695) and on Form F-3 (File No. 333-264109) of our report dated April 25, 2022, with respect to the consolidated financial statements of Jowell Global Ltd., which appears in this Annual Report on Form 20-F.

/s/ Friedman LLP

New York, New York
April 25, 2022